UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 8, 2005
(Date of earliest event reported)

eResearchTechnology, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-29100	22-3264604

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 South 17th Street, Philadelphia, PA	19103

(Address of principal executive offices)	(Zip Code)

215-972-0420

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Executive Compensation

At its meeting on February 8, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of eResearchTechnology, Inc. (the “Company”) approved the payment to Joseph Esposito, the Company’s President and Chief Executive Officer, and Bruce Johnson, the Company’s Senior Vice President and Chief Financial Officer, of cash bonuses in the amount of $282,085 and $112,874, respectively, based on having achieved the revenue and net income targets specified in the Company’s 2004 bonus plan. The Committee also took the following actions with respect to the 2005 compensation of the Company’s named executive officers (as defined in Regulation S-K item 402(a)(3)):

Executive Officer	2005 Salary	2005 Bonus Opportunity	2005 Car Allowance

Joseph Esposito, President and Chief Executive Officer	$350,000	$263,000	$12,000
Bruce Johnson, Sr. Vice President and Chief Financial Officer	$230,000	$115,000	$9,240
Jeffrey Litwin, Sr. Vice President and Chief Medical Officer	$230,000	$115,000	$9,240
Vincent Renz, Sr. Vice President, Client Services and Chief Technology Officer	$230,000	$115,000	$9,240
Scott Grisanti, Sr. Vice President, Business Development and Chief Marketing Officer	$225,000	$135,000	$9,240

Bonus Plan

The Committee also approved the 2005 Bonus Plan on February 8, 2005. The Bonus Plan is effective beginning on January 1, 2005 and will remain effective for fiscal year 2005. The purpose of the Bonus Plan is to promote the interests of eRT and its stockholders by providing employees with financial rewards upon achievement of specified business objectives, as well as help eRT attract and retain employees by providing attractive compensation opportunities linked to performance results. All eRT employees are eligible to participate in the Bonus Plan, subject in some cases to certain waiting periods and with the exception that certain sales personnel participate in a separate commission incentive plan instead of the Bonus Plan.

Bonuses payable under the Bonus Plan are determined by the Committee. Bonuses payable to eligible participants are based on a variety of factors, including both objective and subjective criteria. The objective criteria consist of targets for revenue, net income and the revenue projected to be generated by new contracts into which the Company enters with all but certain specified customers during the applicable bonus period, regardless of when the revenue is actually recognized by the Company (the “Contract Revenues”).

For the Company’s named executive officers other than Mr. Grisanti, 50% of the bonus will be based on the extent to which the Company achieves specified revenue targets, and the remaining 50% will be based on the extent to which the Company achieves specified net income targets. For Mr. Grisanti, 80% of the bonus will be based on the extent to which the Company signs contracts that represent specified Contract Revenue targets, 10% will be based on the extent to which the Company achieves specified revenue targets, and the remaining 10% will be based on the extent to which the Company achieves specified net income targets.

The officers will be eligible to receive 50% to 150% of the 2005 bonus opportunity noted in the table above that is allocable to each target category, based on the extent to which the Company achieves the various specified targets.

Except for the Company’s Chief Executive Officer, Chief Financial Officer and Chief Scientist, bonuses are payable based on the extent to which quarterly targets have been achieved, with the bonuses (if any) normally being paid within forty-five (45) days after the end of the fiscal quarter in which the bonuses were earned. Any bonuses payable to the Chief Executive Officer, Chief Financial Officer and Chief Scientist are based on the extent to which annual targets have been achieved, with the bonuses (if any) normally being paid within forty-five (45) days after the end of the fiscal year in which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

Notwithstanding the foregoing, the Committee retains the discretion under the Bonus Plan to adjust the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria, including revenue, net income and Contract Revenues targets, are achieved.

Director Compensation

The Board of Directors of eRT approved the following compensation for its Outside Directors* on February 8, 2005, at the recommendation of the Committee, to be effective at eRT’s annual stockholders’ meeting to be held on April 26, 2005:

Description	Annual Fee	Meeting Fee

Board Annual Retainer Fee	$7,500
Board Meeting Fee		$1,500
Audit Committee Meeting Fee		$1,000
Compensation Committee Meeting Fee		$500
Governance and Nominating Committee Meeting Fee		$500
Audit Chairman Meeting Annual Retainer Fee	$4,000
Compensation Committee Chairman Annual Retainer Fee	$1,500
Governance and Nominating Committee Chairman Annual Retainer Fee	$1,500

* The term “Outside Directors” as utilized herein refers to any individual who serves as a member of the Board of Directors of eRT and who is neither (a) an employee of the Company, (b) the beneficial owner of 10% or more of the outstanding Common Stock of eRT (a “Significant Holder”), or (c) a stockholder, member or partner of any entity which itself is a Significant Holder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc. (Registrant)

Date:	February 14, 2005	By: /s/ Bruce Johnson

Bruce Johnson Chief Financial Officer